Exhibit 10.01

555 H Street Suite H Eureka CA 95501 Phone 707-444-6617 Fax 707-444-6619

July 1, 2010

Mr. Robert Cambridge

AMHN, Inc.

100 North First Street, Suite 104

Burbank, CA 91502

RE:	Demand for payment and notice of default

Dear Bob:

As of June 30, 2010, the maturity date of a promissory note from AMHN, Inc. to Seatac dated April 1, 2010, AMHN, Inc. owed principal of $900,000 and accrued and unpaid interest of $25,885.82 for an aggregate due of $925,885.82. AMHN, Inc. is in default as this amount was not paid on or before the maturity date. This letter will serve as demand for immediate payment of the full amount due under the note.

Should AMHN, Inc. be unable to pay the entire amount due before July 11, 2010, a one-time late charge, equivalent to six percent (6%) of the unpaid amount, of $55,553.14 will be assessed.

In the event that AMHN, Inc. does not pay the entire amount due of $925,885.82 within ten (10) days from the date of this letter, Seatac will have no choice but to assess the late charge and pursue all other remedies pursuant to the Note Purchase Agreement and other related documents.

I look forward to hearing from you regarding your intentions in this matter.

Sincerely,

SEATAC DIGITAL RESOURCES, INC.

/s/ Robin Tjon

Robin Tjon
President